Exhibit 99

Media contact:	Investor Relations contact:
Donna Owens Cox	Mark F. Pomerleau
tel 203 461 7634	tel 203 461 7616

MeadWestvaco Reports Improved Second Quarter Earnings of $48 million;

Productivity Gains and Improved Market Demand Drive Results

STAMFORD, CONN., July 27, 2004 – MeadWestvaco Corporation (NYSE: MWV) today reported second quarter 2004 earnings of $48 million, or 24 cents per share, on sales of $2.1 billion. For the second quarter of 2003, the company reported a net loss of $7 million, or 4 cents per share, on sales of $1.9 billion, and for the first quarter 2004, a net loss of $2 million, or 1 cent per share, on sales of $1.8 billion.

Revenue and earnings were driven by productivity improvements, including stronger mill performance and effective cost control, as well as improved market demand. Cash flow improved in the first half of 2004 through disciplined working capital management. The company’s operations generated positive cash flow in the first half of the year, allowing the company to fund its operations and seasonal working capital needs internally. Recently announced price increases for bleached paperboard and coated paper are expected to affect results beginning in the third quarter.

“Our second quarter performance demonstrates the earnings power of our platform and the efforts we have taken since the merger to realize our return potential,” said John A. Luke, Jr., chairman and chief executive officer. “Our ongoing productivity initiatives are reducing our operating costs and enhancing our product mix.

“We are witnessing encouraging demand trends, with growing backlogs and improving prices in many of our businesses,” Mr. Luke added. “As these trends gain momentum and MeadWestvaco continues to improve both productivity and market share, we expect to deliver the strong returns envisioned when Mead and Westvaco merged.”

Quarterly Net Income Comparison

MeadWestvaco’s second quarter 2004 net earnings included pretax restructuring charges related to the company’s productivity initiative of $6 million, or 2 cents per share. Earnings also included a pretax gain of $22 million, or 7 cents per share, from the sale of approximately 16,000 acres of forestland on gross proceeds of $25 million.

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For the second quarter 2003, the net loss of 4 cents per share included pretax charges of $29 million, or 9 cents per share, for asset write downs, facility closures and employee termination benefits, and pretax gains on the sale of forestlands of $36 million, or 11 cents per share.

Productivity

Through its productivity initiative, the company enhanced its operating earnings by approximately $60 million compared to the second quarter of 2003. This productivity measure is net of cost inflation and does not include the impact, positive or negative, of changes in selling prices in the mill-based paper and paperboard businesses.

The company improved its cash flow from operations through better use of working capital, including inventory and receivables. For the first six months of the year, cash flow from operations was a source of cash, compared to the same period last year when cash flow from operations was a use of cash. This improvement enabled the company to fund its operations and seasonal working capital needs internally without relying on short-term borrowings.

Outlook

Signs of market recovery are visible in many of the company’s markets, and order backlogs are expected to continue to strengthen, especially in coated paper and bleached paperboard. Price increases announced for these and other grades of paper and paperboard are expected to contribute to improved results during the second half of the year. Results for the third quarter are expected to continue to be impacted negatively by higher than normal costs for wood and energy. Freight charges for the remainder of the year are anticipated to be higher than prior year.

Packaging

In Packaging, the company’s largest business segment, both revenue and operating profit improved versus the year-ago and previous quarters. Operating profit for the second quarter was $113 million, up from $93 million in the second quarter of 2003 and $65 million in the first quarter of 2004. Packaging sales were $1.1 billion in the second quarter of 2004, compared with $1 billion in both the second quarter of 2003 and the first quarter of 2004.

The improvement over the prior year’s quarter was driven by stronger shipments and higher average selling prices in certain grades of bleached paperboard, as well as better operating performance at most mills. The coated board business also benefited from strong shipments and continued cost management. In the packaging systems business, sales and profits increased over the second quarter last year and were seasonally stronger than in the first quarter. Results from the company’s consumer packaging business increased substantially over the prior year’s second quarter, due to higher demand for music and DVD packaging and continued strong demand for higher value solutions for cosmetic and compliance packaging.

Papers

The Papers segment recorded a quarterly operating loss of $25 million, a significant improvement compared to the prior year’s operating loss of $42 million and the prior quarter’s operating loss of $32 million. Segment sales were $583 million, compared to sales of $489 million in the second quarter of 2003 and $556 million in the first quarter 2004.

Sales revenue improved in the Papers segment, reflecting both increased demand and gains in market share resulting in much higher shipments of coated paper. The operating loss for the quarter was lower than the same period of the prior year, with higher shipments, better operating efficiency and lower costs helping to offset the effect of weaker average selling prices. Compared to the first quarter of 2004, operations were stronger due to improved productivity, despite costs associated with scheduled maintenance performed during the second quarter.

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Consumer and Office Products

In the Consumer and Office Products segment, second quarter operating profit was $50 million, up slightly from the prior year second quarter profit of $49 million and showing seasonal improvement from the first quarter 2004 loss of $2 million. Segment sales were $302 million compared to prior year second quarter sales of $303 million and first quarter 2004 sales of $170 million.

Operating profit in the segment reflected growth from focused acquisitions in decorative calendars and branded time management products completed in the prior year. Improved product sales mix offset higher operating costs and continuing competition in commodity products. Shipments to retailers for the back-to-school season were good in the quarter, especially for the company’s premium brands of notebooks and accessories.

Specialty Chemicals

Second quarter operating profit for the Specialty Chemicals segment was $20 million, double the $10 million profit in the prior year second quarter and the first quarter 2004. Segment sales for the second quarter were $107 million, compared to prior year revenue of $85 million and first quarter 2004 revenue of $89 million. The increase in operating profit from the prior year reflects the sales growth in activated carbon products for automotive emission and in specialty performance chemicals used in asphalt paving applications. In addition, strong demand in industrial markets contributed positively to results.

Other Items

Costs for wood and energy for the quarter increased approximately $7 million from the prior year and were approximately $13 million lower than the first quarter 2004. The company recorded pension income before settlements and curtailments of $18 million in the quarter, the same as recorded in the second quarter 2003. Full year 2004 pension income before settlements and curtailments is expected to be approximately $73 million in 2004, a slightly higher level than in 2003.

MeadWestvaco paid a regular quarterly dividend of 23 cents per share for the quarter, and declared a quarterly dividend payable September 1, 2004, to shareholders of record on August 6, 2004.

Conference Call

MeadWestvaco will broadcast its second quarter analyst conference call today at 10:00 a.m. (ET) with access available via Internet on the company’s website and telephone. To access via the Internet, go to the company’s home page at www.meadwestvaco.com, and access the link to Investor Information, then Financial Calendar, and look for the link to the webcast. The webcast will be available for replay starting at noon on July 27, and will be archived for one month. To access via telephone, investors may dial 1 800 593 0644 (toll-free domestic) or 1 484 630 9957 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. A replay of the call will be available for one month starting at noon on July 27 and can be accessed at 1 800 793 2386 (toll-free domestic) or 1 402 280 1611 (international).

About MeadWestvaco

MeadWestvaco Corporation, headquartered in Stamford, Conn., is a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Among the principal markets it serves are the automotive, beverage, consumer products, healthcare,

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media and entertainment, and publishing industries. The company operates in 29 countries and serves customers in nearly 100 nations. Its highly recognized consumer and office brands include AT-A-GLANCE®, DayRunner®, Cambridge®, Columbian®, Five Star®, and Mead®. MeadWestvaco manages strategically located forestlands according to stringent environmental standards and in conformity with the Sustainable Forestry Initiative®. For more information, visit www.meadwestvaco.com.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings and cash flow expected from the company’s productivity initiative; competitive pricing for the company’s products; changes in raw materials pricing; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; adverse results in current or future litigation, currency movements and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

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Consolidated statements of operations

In millions, except per share data

(Unaudited)

	Second Quarter ended June 30,		First Half ended June 30,
	2004	2003	2004	2003
Net sales	$2,095	$1,915	$3,928	$3,609

Cost of sales	1,773	1,657	3,399	3,171
Selling, general and administrative expenses	212	229	423	439
Interest expense	69	73	137	150
Other income, net	(26)	(45)	(95)	(43)

Income (loss) before income taxes and cumulative effect of accounting change	67	1	64	(108)
Income tax provision (benefit)	19	8	18	(29)

Income (loss) before cumulative effect of accounting change	48	(7)	46	(79)
Cumulative effect of accounting change[1]	—	—	—	(4)

Net income (loss)	$48	$(7)	$46	$(83)

Income (loss) per share, basic and diluted[2]:
Income (loss) before cumulative effect of accounting change	$.24	$(.04)	$.23	$(.40)
Cumulative effect of accounting change[1]	—	—	—	(.02)

Net income (loss)	$.24	$(.04)	$.23	$(.42)

Shares used to compute net income (loss) per share:
Basic	201.4	200.4	201.3	200.3
Diluted	201.8	200.4	201.8	200.3

[1]	On January 1, 2003, the company recorded an after-tax charge of $4 million for the cumulative effect of a change in accounting principle in connection with the adoption of SFAS 143 “Accounting for Asset Retirement Obligations.”
[2]	Impact of dilutive shares not included for the quarter and first half ended June 30, 2003, as they would have an antidilutive effect.

MeadWestvaco Corporation and consolidated subsidiary companies

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Consolidated balance sheets

In millions (Unaudited)

	At June 30, 2004	At December 31, 2003	At June 30, 2003
Assets
Cash and cash equivalents	$313	$225	$141
Receivables, net	1,038	943	980
Inventories	1,105	1,098	1,196
Other current assets	171	160	163

Current assets	2,627	2,426	2,480

Plant and forestlands, net	7,093	7,378	7,703
Prepaid pension asset	1,045	1,015	988
Goodwill	786	770	745
Other assets	919	898	978

	$12,470	$12,487	$12,894

Liabilities and shareholders’ equity
Accounts payable[3]	$434	$380	$408
Accrued expenses[3]	932	867	957
Notes payable and current maturities of long-term debt	281	269	675

Current liabilities	1,647	1,516	2,040

Long-term debt, excluding current portion	3,917	3,969	3,949
Other long-term obligations[3]	582	568	540
Deferred income taxes[3]	1,676	1,678	1,681
Shareholders’ equity[3]	4,648	4,756	4,684

	$12,470	$12,487	$12,894

Business segment information

In millions (Unaudited)

	Second Quarter ended June 30,		First Half ended June 30,
	2004	2003	2004	2003
Sales
Packaging[3]	$1,111	$1,037	$2,128	$1,975
Papers	583	489	1,139	1,001
Consumer & Office Products	302	303	472	471
Specialty Chemicals	107	85	196	167
Corporate and other[3],[4]	19	35	41	49

Total	2,122	1,949	3,976	3,663
Intersegment eliminations	(27)	(34)	(48)	(54)

Consolidated totals	$2,095	$1,915	$3,928	$3,609

Segment profit (loss)
Packaging[3]	$113	$93	$178	$144
Papers	(25)	(42)	(57)	(58)
Consumer & Office Products	50	49	48	45
Specialty Chemicals	20	10	30	18
Corporate and other[1,3]	(91)	(109)	(135)	(257)

Consolidated totals[2]	$67	$1	$64	$(108)

[1]	Corporate and other includes asset write-downs, restructuring and merger-related expenses, pension income, interest expense and gains on asset sales.
[2]	The consolidated total represents income (loss) before income taxes and cumulative effect of accounting change.
[3]	Prior period amounts have been reclassified to conform with the June 30, 2004, presentation.
[4]	Revenue included in Corporate and other includes timber sales of the forestry operation and excludes proceeds from the sale of acreage.

MeadWestvaco Corporation and consolidated subsidiary companies

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